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                                                                Exhibit 16.1


                                                                SCHEDULE IV


           KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES


                                 REINSURANCE


                         YEAR ENDED DECMBER 31, 1997
                                (in thousands)



                                                          CEDED TO          ASSUMED                       PERCENTAGE OF
                                           GROSS            OTHER          FROM OTHER      NET                 AMOUNT
DESCRIPTION                               AMOUNT(1)      COMPANIES(2)      COMPANIES(3)   AMOUNT          ASSUMED TO NET
-----------                              ------------   --------------   --------------  ----------      ----------------
Life insurance in force...............    $61,453,141    $(51,338,108)    $12,574,376   $22,689,409            55.4%
                                          ===========    =============    ===========   ===========            =====

Life insurance premiums...............    $     1,155    $        (32)         21,116   $    22,239            95.0%
                                          ===========    =============    ===========   ===========            =====


(1) The significant increase in life insurance in force reflects $59.3 billion of face amount issued related to individual and group variable bank-owned life insurance contracts sold in 1997.

(2) Life insurance in force ceded to other companies was primarily ceded to an affiliated company, EPICENTRE Reinsurance (Bermuda) Limited.

(3) Premiums assumed during 1997 were from an affiliated company, Federal Kemper Life Assurance Company.